EXHIBIT 10.2

Fiscal Year 2013 Long-Term Equity Grant Award Description to Named Executive Officers

On February 18, 2013, the Compensation Committee of the Board of Directors approved the long-term incentive equity grants, which were approved subject to our stockholders’ approval of the 2013 PIP, with an effective grant date as of February 19, 2013, to those individuals set forth below in the amount and upon the terms and conditions set forth below.

General Terms of Grant:

•	Form of grant: A combination of performance stock option and performance share unit awards for executive officers.

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Term and vesting of performance stock options: A percentage, up to 100%, of the performance stock option grants vest three (3) years after the grant date if, and to the extent that, stock price hurdles are met. The performance stock option grants have a seven (7) year term.

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Settlement of performance share units: A percentage, up to 100%, of the performance share units vest three (3) years after the grant date if Earnings before Interest, Taxes, Depreciation, Amortization, Pension and Other Post Retirement Benefits targets are met.

•	Grant date: February 19, 2013.

•	Exercise Price for Stock Options: The closing price as of February 19, 2013.

•	Number of performance stock options and performance share units:

	Performance Stock Options	Performance Share Units
Andrew J. Cederoth, Executive Vice President and Chief Financial Officer	41,118	18,904
Troy A. Clarke, President and Chief Operating Officer	102,796	47,259
John J. Allen, President North America Truck and Parts	71,957	33,081

(1)	Lewis B. Campbell is not eligible for a long-term incentive grant under the 2013 Performance Incentive Plan per the terms of his Employment and Services Agreement. He received a new hire inducement grant of stock options in August 2012.